Exhibit 99.2

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE
Natural Resource Partners L.P.
Eliminates Incentive Distribution Rights
HOUSTON, September 20, 2010 — Natural Resource Partners L.P. (NYSE:NRP) today announced that it has eliminated all of the incentive distribution rights (IDRs) held by its general partner and affiliates of the general partner. As consideration for the elimination of the IDRs, Natural Resource Partners has issued 32 million common units to the holders of the IDRs. NRP now has 106,027,836 common units outstanding and the general partner will retain its 2% interest in Natural Resource Partners.
Prior to the transaction, the IDRs received approximately 24% of the quarterly distribution and 48% of any increase in the distribution. Through the elimination of the IDRs, NRP’s limited partner unitholders will benefit by improving NRP’s cost of capital through:
•	NRP’s enhanced competitive position in the acquisition markets; and

•	Increased returns to limited partner unitholders from acquisitions and growth projects.
“This transaction reflects a strategic move to lower our cost of capital through the elimination of the IDRs,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer. “As the owners of the general partner now hold over 50% of the outstanding common units, our interests are directly aligned with the common unit holders and quarterly distributions to all unitholders will potentially increase at a faster pace than would otherwise have been possible.”
“Historically, NRP has averaged approximately $200 million in acquisitions annually. This transaction will lower our cost of capital and improve our potential for completing acquisitions,” said Nick Carter, President and Chief Operating Officer.
While the transaction is expected to be dilutive to cash available for distribution in the near-term, management believes that the transaction is in the long-term best interest of the partnership and intends to recommend to the Board that the distribution level be maintained at the current level through the remainder of 2010. Management will consider recommending increases in the distribution in the future as current development projects are brought into production and further acquisitions are completed.

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The transaction was negotiated on behalf of the limited partners by a special committee designated by the board of directors and consisting of the independent directors of the board. The special committee was advised by UBS Investment Bank and Andrews Kurth LLP. Barclays Capital and Vinson & Elkins LLP advised the holders of the incentive distribution rights.
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the dilutive effect of this transaction and the enhanced ability to grow post transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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